UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RealNetworks, Inc. 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121

May 5, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Tuesday, June 3, 2008 at the Seattle Marriott Waterfront Hotel, 2100 Alaskan Way, Seattle, Washington 98121.

At the Annual Meeting, the following matters of business will be presented:

1.	Re-election of Jonathan Klein as a Class 2 director to serve for a three-year term;

2.	Ratification of the appointment of KPMG LLP as RealNetworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Transaction of any other business properly presented at the meeting.

Detailed information as to the business to be transacted at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors unanimously recommends a vote “For” each of the foregoing proposals.

We encourage you to join us and participate in the meeting. If you are unable to do so, you have the option to vote in one of three ways:

1.	Sign and return the enclosed proxy card as soon as possible in the envelope provided;

2.	Call the toll-free telephone number shown on your proxy card; or

3. Vote via the Internet as described in the accompanying proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

Robert Glaser
Chief Executive Officer and
Chairman of the Board

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 3, 2008

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Tuesday, June 3, 2008, at 2:00 p.m., local time, at the Seattle Marriott Waterfront Hotel, 2100 Alaskan Way, Seattle, Washington 98121. At the Annual Meeting, the following business matters will be presented:

(1)	Re-election of Jonathan Klein as a Class 2 director to serve until the 2011 Annual Meeting of Shareholders, or until the earlier of Mr. Klein’s retirement, resignation or removal, or the election of his successor (this matter only concerns Mr. Klein; no other nomination or election is before the Annual Meeting);

(2)	Ratification of the appointment of KPMG LLP as RealNetworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)	Transaction of any other business properly presented at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

This Proxy Statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of RealNetworks, Inc. for use at RealNetworks, Inc.’s 2008 Annual Meeting of Shareholders. You are entitled to vote at the Annual Meeting if you were a shareholder of record at the close of business on April 4, 2008. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the principal executive offices of RealNetworks, Inc. located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

The 2007 Annual Report and this Proxy Statement can be viewed at http://www.proxydocs.com/rnwk in accordance with new rules of the U.S. Securities and Exchange Commission.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kimball
Senior Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary

Seattle, Washington
May 5, 2008

YOUR VOTE IS IMPORTANT!

All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please vote by telephone or Internet, as described in the accompanying Proxy Statement, or complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INFORMATION CONCERNING PROXY SOLICITATION AND VOTING
PROPOSAL 1 -- ELECTION OF DIRECTOR
BOARD OF DIRECTORS
VOTING SECURITIES AND PRINCIPAL HOLDERS
PROPOSAL TWO -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RealNetworks, Inc.

2008 PROXY STATEMENT

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of RealNetworks, Inc. for use at the Annual Meeting of Shareholders to be held Tuesday, June 3, 2008, at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Seattle Marriott Waterfront Hotel, 2100 Alaskan Way, Seattle, Washington 98121.

These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2007, including financial statements, were mailed on or about May 5, 2008, to all shareholders entitled to vote at the Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 4, 2008, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 142,608,353 shares of RealNetworks’ common stock, $0.001 par value per share, were issued and outstanding. The common stock is listed for trading on the Nasdaq Global Select Market under the symbol RNWK. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Registered shareholders can vote by telephone, by the Internet or by mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet web site www.proxyvoting.com/rnwk and following the instructions provided on the website; or

(3)	Calling 1-866-540-5760 and voting by following the instructions provided on the phone line.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

If a quorum is present at the Annual Meeting, the candidate for director receiving the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

If a quorum is present at the Annual Meeting, Proposal 2 will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on the election of directors and Proposal 2. Additionally, shareholders may abstain from voting on the nominee for director and on Proposal 2. Abstentions and broker non-votes with respect to the election of director and Proposal 2 will have no effect, since the approval of each matter is based solely on the number of votes actually cast.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at RealNetworks’ principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Proxy Solicitation

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by RealNetworks. Proxies will be solicited by mail and may also be solicited by RealNetworks’ directors, officers and other employees, without additional remuneration, in person or by telephone, electronic mail or facsimile transmission. RealNetworks will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Shareholder Proposals for 2009 Annual Meeting

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with RealNetworks’ 2009 annual meeting of shareholders must deliver a copy of the proposal to the Corporate Secretary of RealNetworks, at the principal executive offices of RealNetworks, no later than January 5, 2009. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2009 annual meeting of shareholders that is not eligible or not intended for inclusion in RealNetworks’ proxy statement must provide written notice to RealNetworks, addressed to the Corporate Secretary at the principal executive offices of RealNetworks, not later than January 5, 2009. The notice must also satisfy certain additional requirements specified in RealNetworks’ Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with RealNetworks’ Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate

Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is a shareholder of RealNetworks. All such communications will be reviewed by RealNetworks’ General Counsel and Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by RealNetworks’ Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to RealNetworks’ business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon RealNetworks’ Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

Householding Information

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by sending an e-mail to investor_relations@real.com, calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the Investor Relations section of our web site at www.realnetworks.com/company/investor.

PROPOSAL 1 — ELECTION OF DIRECTOR

RealNetworks’ Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than seven members. RealNetworks’ Amended and Restated Articles of Incorporation provide that the directors will be divided into three classes, with each class as nearly equal in number of directors as possible and serving for staggered, three-year terms. The authorized number of directors is currently set at seven. James Breyer and Jonathan Klein are Class 2 directors whose terms expire at the Annual Meeting. Robert Glaser and Jeremy Jaech are Class 3 directors whose terms expire at the annual shareholders meeting in 2009. Eric Benamou, Edward Bleier and Kalpana Raina are Class 1 directors whose terms expire at the annual shareholders meeting in 2010.

On March 7, 2008, James Breyer, a director in Class 2, informed us that he would not stand for re-election at the Annual Meeting. In light of this, the Board has reduced the authorized number of directors to six, effective immediately upon the effective time of Mr. Breyer’s resignation. RealNetworks’ Amended and Restated Articles of Incorporation provide that, upon any change in the authorized number of directors, each director then continuing to serve will continue as a director of the class of which such director is a member until the expiration of his or her term or his or her earlier death, resignation or removal. Following the reduction in the number of authorized directors, there will be three directors in Class 1, one director in Class 2 and two directors in Class 3.

At the Annual Meeting, one Class 2 director is to be elected to serve until the 2011 annual meeting of shareholders or until his earlier retirement, resignation, removal, or the election of his successor. Jonathan Klein is the nominee who currently serves as a Class 2 director of RealNetworks and has been nominated by the Nominating and Corporate Governance Committee of the Board of Directors and recommended to the shareholders by the Board of Directors for re-election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Mr. Klein to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominee has consented to serve as a director of RealNetworks if elected. If at the time of the Annual Meeting the nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unable or will decline to serve as a director.

Nominee for Class 2 Director

Jonathan D. Klein has been a director of RealNetworks since January 2003. Mr. Klein is a co-founder of Getty Images, Inc., a provider of imagery and related products and services, where he has served as Chief Executive

Officer and a director since 1998. Mr. Klein served as Chief Executive Officer and as a director of Getty Communications Limited, the predecessor to Getty Images, Inc., from 1996 to 1998. From 1995 to 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Prior to founding Getty Images, Mr. Klein served as a director of London-based investment bank Hambros Bank Limited, where he led the bank’s media industry group. Mr. Klein also serves on the boards of Getty Investments L.L.C. and The Global Business Coalition on HIV/AIDS. Mr. Klein holds a Master’s Degree from Cambridge University. Age 47.

Director Independence

The Board has determined that (i) Mr. Klein is independent under the Nasdaq listing standards and (ii) all directors not standing for election at the Annual Meeting other than Mr. Glaser are independent under the Nasdaq listing standards and the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEE NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

The business of RealNetworks is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Identification, Evaluation and Qualification of Director Nominees

All Board members are responsible for identifying and submitting candidates for consideration as directors. The name of each candidate must be presented to the Nominating and Corporate Governance Committee with a reasonably detailed statement of his or her qualifications for serving as a director of RealNetworks. The Committee and RealNetworks’ Chief Executive Officer will interview and evaluate candidates that meet the criteria for serving as directors, and the Committee will recommend to the full Board the nominees that it has determined best suit the Board’s needs.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to RealNetworks’ existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for RealNetworks’ directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to RealNetworks’ current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long term value to RealNetworks’ shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

The Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as the Committee members may deem relevant. RealNetworks has not employed consultants to assist in identifying or screening prospective directors in the past; however, the Nominating and Corporate Governance Committee may retain a search firm for this purpose in the future. Once the Nominating and Corporate Governance Committee has approved a candidate, the Committee will recommend the candidate to the full Board for appointment. The Board ultimately makes all nominations for directors to be considered and voted upon at RealNetworks’ annual meetings of shareholders.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to RealNetworks’ Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to the Corporate Secretary of RealNetworks not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice with a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must satisfy certain requirements specified in RealNetworks’ Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to the Corporate Secretary of RealNetworks. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only director to be elected at the Annual Meeting is Mr. Klein. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Board. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of RealNetworks’ outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting. Where RealNetworks changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•	all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and

•	information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in the RealNetworks policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class 1 Directors whose terms continue until 2010:

Eric A. Benhamou has been a director of RealNetworks since October 2003. Mr. Benhamou has served as chairman and chief executive officer of Benhamou Global Ventures, LLC, a venture capital company, since November 2003. Mr. Benhamou also serves as chairman of the boards of directors of 3Com Corporation and Cypress Semiconductor Corporation. He served as chief executive officer of Palm, Inc. from 2001 to October 2003 and chairman until October 2007, and was chief executive officer of 3Com Corporation from 1990 to 2000. Mr. Benhamou serves on the boards of Silicon Valley Bancshares and several privately held companies. Mr. Benhamou also serves on the executive committee of TechNet and of the Computer Science and Telecommunications Board. Mr. Benhamou holds a Master of Science degree from Stanford University School of Engineering and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris, France. Age 52.

Edward Bleier has been a director of RealNetworks since 1999. Mr. Bleier serves as a director of CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content, and of Blockbuster Inc., a provider of in-home movie and game entertainment. Mr. Bleier is retired from Warner Bros. where he served as President of Pay-TV, Cable and Networks Features. Mr. Bleier serves on the Advisory Board of Drakontas LLC, a security technology company, is Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and is a member of the Council on Foreign Relations. In 2003, Mr. Bleier published the New York Times’ bestseller “The Thanksgiving Ceremony.” Mr. Bleier holds a Bachelor of Science Degree from Syracuse University and served in the U.S. Army, specializing in public information. Age 78.

Kalpana Raina has been a director of RealNetworks since 2001. From 1988 to October 2006, Ms. Raina was employed by The Bank of New York, a financial holding company, most recently serving as Executive Vice President in charge of European Country Management and Corporate Banking. Prior to joining The Bank of New York, Ms. Raina was employed in the Media Division of Manufacturers Hanover Trust Company. Ms. Raina serves on the Board of ADITI: Foundation for the Arts in New York City. Ms. Raina holds a B.A. Honors degree from Panjab University, India and an M.A. degree in English Literature from McMaster University. Age 52.

The following individuals are Class 3 Directors whose terms continue until 2009:

Robert Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University. Age 46.

Jeremy Jaech has been a director of RealNetworks since July 2002. From October 2003 to January 2008, Mr. Jaech served as Chief Executive Officer of Trumba Corporation, a developer of an event calendaring software-as-a-service for businesses and organizations. Mr. Jaech was a co-founder of Visio Corporation, a developer of business drawing and diagramming software, and served as its President, Chief Executive Officer and Chairman of the Board from 1990 until its acquisition by Microsoft Corporation in 2000. Prior to founding Visio Corporation, Mr. Jaech co-founded Aldus Corporation, a software development company. Mr. Jaech also serves on the Board of Directors of several private companies including Alibre Incorporated, Trumba Corporation, Mindjet Corporation

and Cozi Group, Inc. Mr. Jaech holds a B.A. in Mathematics and an M.S. in Computer Science from the University of Washington. Age 53.

Meetings of the Board

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met eight times during RealNetworks’ fiscal year ended December 31, 2007 and took action by unanimous written consent on four other occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of (i) the Board of Directors (held during the period for which he or she has been a director) and (ii) any Board committees on which he or she served during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are “independent.” Committee membership as of April 4, 2008, the record date, was as follows:

	Nominating and Corporate		Strategic Transactions
Audit Committee	Governance Committee	Compensation Committee	Committee

Eric A. Benhamou*	Edward Bleier	James W. Breyer**	James W. Breyer**
Jeremy Jaech	Jonathan Klein*	Eric A. Benhamou	Robert Glaser*
Kalpana Raina	Kalpana Raina	Jeremy Jaech*	Jeremy Jaech
Jonathan Klein

*	Chairman

**	Mr. Breyer will not be standing for re-election upon the expiration of his term at the Annual Meeting. Mr. Breyer will continue to serve as a member of the Compensation Committee and the Strategic Transactions Committee until the expiration of his term at the Annual Meeting.

Audit Committee.  The Audit Committee provides oversight of our accounting and financial reporting, processes and financial statement audits, reviews RealNetworks’ internal accounting procedures and consults with and reviews the services provided by its independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Benhamou as the Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. Prior to April 24, 2007, the Audit Committee was composed of Messrs. Benhamou, Jaech and Klein and Ms. Raina. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Audit Committee met four times during the fiscal year ended December 31, 2007 and took action by unanimous written consent on one occasion.

Compensation Committee.  The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to the executive officers of RealNetworks and reviews general policy matters relating to employee compensation and benefits. Prior to April 24, 2007, the Compensation Committee was composed of Messrs. Bleier, Breyer and Jaech. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Compensation Committee met ten times during the fiscal year ended December 31, 2007 and took action by unanimous written consent on six other occasions.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the

Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. Prior to April 24, 2007, the Nominating and Corporate Governance Committee was composed of Messrs. Bleier and Breyer and Ms. Raina. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at www.realnetworks.com/company/investor under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2007.

Strategic Transactions Committee.  Pursuant to our Amended and Restated Articles of Incorporation, the approval of the Strategic Transactions Committee is required before the Board of Directors may:

•	adopt a plan of merger,

•	authorize the sale, lease, exchange or mortgage of (a) assets representing more than 50% of the book value of RealNetworks’ assets prior to the transaction or (b) any other asset or assets on which the long-term business strategy of RealNetworks is substantially dependent,

•	authorize RealNetworks’ voluntary dissolution, or

•	take any action that has the effect of the foregoing clauses.

The Strategic Transactions Committee met one time during the fiscal year ended December 31, 2007.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We will reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. Two directors attended the annual meeting of shareholders held on June 25, 2007.

Code of Business Conduct and Ethics

RealNetworks has adopted a Code of Business Conduct and Ethics that applies to all of RealNetworks’ employees, officers and directors. RealNetworks’ Code of Business Conduct and Ethics is publicly available on its website (www.realnetworks.com/company/investor under the caption “Corporate Governance”), or can be obtained without charge by written request to RealNetworks’ Corporate Secretary at the address of RealNetworks’ principal executive office.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 4, 2008, information regarding beneficial ownership of the Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of RealNetworks’ outstanding common stock, (b) each director, (c) RealNetworks’ Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers serving as executive officers at the end of fiscal year 2007, and (d) all of RealNetworks’ executive officers and directors as a group. Percentage of beneficial ownership is based on 142,608,353 shares outstanding as of April 4, 2008. The mailing address for each named executive officer and director in the table below is c/o RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

	Number of
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name of Beneficial Owner	Owned(1)	Outstanding

Robert Glaser(2)	52,240,862	36.5%
Royce & Associates, LLC(3)	10,678,315	7.5%
Eric A. Benhamou(4)	187,920	*
Edward Bleier(5)	323,000	*
James W. Breyer(6)	582,014	*
Jeremy Jaech(7)	171,507	*
Jonathan D. Klein(8)	207,423	*
Kalpana Raina(9)	227,343	*
Michael Eggers(10)	228,031	*
John Giamatteo(11)	437,500	*
Robert Kimball(12)	574,532	*
Daniel Sheeran(13)	320,163	*
All directors and executive officers as a group (14 persons)(14)	55,952,773	38.2%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 4, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 1,872,405 shares of Common Stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 375,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(3)	Information is based on a Schedule 13G filed with the SEC on January 31, 2008 by Royce & Associates, LLC (“Royce”). Royce reported that as of December 31, 2007, it beneficially owned an aggregate of 10,678,315 shares of Common Stock and that its address is 1414 Avenue of the Americas, New York, New York 10019.

(4)	Includes 32,920 shares of common stock owned by the Eric and Illeana Benhamou Living Trust. Also includes 155,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(5)	Includes 315,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(6)	Includes 355,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(7)	Includes 125,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(8)	Includes 190,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(9)	Includes 225,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(10)	Includes 224,889 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(11)	Includes 437,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(12)	Includes 555,825 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(13)	Includes 292,625 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

(14)	Includes an aggregate of 3,701,464 shares of common stock issuable upon exercise of options exercisable within 60 days of April 4, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish RealNetworks with copies of all such reports they file. Specific due dates have been established by the SEC, and RealNetworks is required to disclose in this Proxy Statement any failure to file by those dates.

Based solely on its review of the copies of such reports received by RealNetworks, and on written representations by the executive officers and directors of RealNetworks regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, RealNetworks believes that, with respect to its fiscal year ended December 31, 2007, all of the executive officers and directors of RealNetworks, and all of the persons known to RealNetworks to own more than ten percent of the Common Stock, complied with all such reporting requirements.

Compensation Committee Interlocks and Insider Participation

From January 1, 2007 to April 24, 2007, RealNetworks’ Compensation Committee was composed of Messrs. Bleier, Breyer and Jaech. From April 24, 2007 to December 31, 2007, RealNetworks’ Compensation Committee was composed of Messrs. Benhamou, Breyer and Jaech. No executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of RealNetworks’ Compensation Committee and any member of the compensation committee of any other company.

Change-in-Control Arrangements

RealNetworks 2005 Stock Incentive Plan.  The Compensation Committee of the Board of Directors may determine at the time an award is granted under the 2005 Stock Incentive Plan (the “2005 Plan”) that, upon a “Change of Control” of RealNetworks (as that term may be defined in the agreement evidencing an award), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment therefor if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested, (c) performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Compensation Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the agreement evidencing such award.

For purposes of the 2005 Plan, a “Change of Control” shall mean an event described in an agreement evidencing an award or such other event as determined in the sole discretion of the Board. The Compensation Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Committee, in its discretion, shall determine.

If in the event of a Change of Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then such outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change of Control, the consideration received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change of Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.

RealNetworks 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Stock Option Plan.  Under RealNetworks’ 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Stock Option Plan, as any of such plans have been amended and restated (the “Plans”), each outstanding option issued under the Plans will become exercisable in full in respect of the aggregate number of shares covered thereby in the event of:

•	any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation;

•	any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•	any liquidation or dissolution of RealNetworks;

•	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RealNetworks; or

•	any transaction (or series of related transactions), consummated without the approval or recommendation of the Board of Directors, in which (i) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) becomes the direct or indirect beneficial owner of securities of RealNetworks representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

Except as otherwise provided in an agreement evidencing an award under the Plans, the administrator of the Plans may, in its discretion, determine that outstanding options issued under the Plans will not become exercisable on an accelerated basis in connection with any of the transactions described above if the RealNetworks Board of Directors or the surviving or acquiring corporation, as the case may be, has taken action to provide for (a) the substitution of outstanding options granted under the Plans for equitable options in the surviving or acquiring corporation, (b) the assumption of such options by the surviving or acquiring corporation, or (c) the cash payment to each holder of an option of such amount as the plan administrator shall determine represents the then value of such options.

Mr. Kimball.  Pursuant to an agreement dated November 30, 2005 between RealNetworks and Robert Kimball (the “Kimball Agreement”), Mr. Kimball was awarded a cash bonus in the aggregate amount of $3.25 million, of which $1.0 million was paid in November 2005, and $375,000 will be paid every six months thereafter through November 2008. If Mr. Kimball resigns his position as a result of the acquisition of RealNetworks by a third party, Mr. Kimball will be entitled to receive all payments under the Kimball Agreement on his last day of employment.

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis discusses the principles underlying our executive compensation program and the important factors relevant to the analysis of the compensation of our executive officers. The individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the Summary Compensation Table on page 24, are referred to as the “Named Executive Officers” in this proxy statement. The group of individuals identified throughout this proxy statement as “executives” or “executive officers” includes the Named Executive Officers.

Overview of Executive Compensation Program

The Compensation Committee of the Board of Directors, which currently consists of three independent Directors, is responsible for the oversight of our executive compensation program. In establishing 2007 executive compensation, the Compensation Committee was guided by the following philosophy and objectives:

•	Attract and retain the best executives. The total compensation for executive officers should be competitive with the compensation paid by similarly situated companies in the digital media, technology and other relevant industries and the compensation packages offered by other private and public companies with which we believe we compete for talent.

•	Reward individual performance against the achievement of measurable performance targets. The compensation packages provided to our executive officers should include compensation that rewards performance as measured against established annual and strategic goals. These goals will cover both the unit for which the executive is responsible and the company as a whole.

•	Provide pay incentives that align executive compensation with the long-term interests of all of our stakeholders — shareholders, customers and employees. Executive compensation should be designed to motivate executives to build a growing and profitable and sustainable business. This can best be achieved by encouraging our executive officers to conceive, develop and market the best products and services in RealNetworks’ chosen markets and exceed customer expectations.

In 2007, total cash compensation, rather than specific salary and cash incentive compensation levels, was the most relevant measure considered when the cash portion of executive compensation was determined. Target total cash compensation for executives was established between the 50th and 75th percentiles and long-term equity incentive compensation at approximately the median for similarly situated companies. The Compensation Committee’s approach is to design executive compensation packages in which a significant portion of the total compensation package comprises long-term equity components that align executive incentives with the interests of our shareholders. However, given the price performance of our common stock in recent years, the Compensation Committee recognizes the need to be flexible in its policy and to emphasize short-term cash compensation in order to retain executive talent. The Compensation Committee also considered the recommendations of our Chief Executive Officer, information provided by Frederic W. Cook & Co., Inc., an outside compensation consultant, and industry-specific compensation surveys when determining the appropriate level and mix of compensation elements. These elements include base salary, performance-based cash incentive compensation, long-term equity incentive compensation, discretionary cash bonus awards and benefits.

Role of Executive Officers in Compensation Decisions

In 2007, the Compensation Committee approved the final determination of compensation for our executive officers. From time to time, the Compensation Committee has discussions with Mr. Glaser concerning his own compensation. With respect to executive officers other than Mr. Glaser, the recommendations of Mr. Glaser provide the foundation for the Compensation Committee’s initial discussions regarding the compensation of these executive officers. The Compensation Committee meets privately, without Mr. Glaser or other members of management present, during deliberations concerning Mr. Glaser’s compensation. The Compensation Committee can exercise its discretion in modifying any recommended compensation amounts or awards to executives.

Benchmarking

Our Human Resources department obtains executive compensation data from outside compensation consultants and salary surveys that reflect a peer group of other technology companies and considers this data in establishing employment offers to and compensation for executive officers. In 2006, management engaged Frederic W. Cook & Co., Inc. to evaluate our compensation practices and provide analysis and advice with respect to the compensation of our executive officers. The Compensation Committee has agreed to continue the engagement of this firm, reporting directly to the Compensation Committee, to provide analysis and advice regarding executive compensation. Due to the expense of engaging outside compensation consultants annually to evaluate the compensation of our executive officers, the Compensation Committee agreed to utilize the data provided to RealNetworks by Frederic W. Cook & Co., Inc. in 2006 (the “Cook Data”), with supplemental data from the Radford Executive Survey, in determining 2007 executive compensation. The Compensation Committee is also authorized to engage its own compensation consultant, if it so desires. The Radford Executive Survey was selected to supplement the Cook Data because it provides standard compensation survey data that is focused on the technology industry, with current data provided for approximately 85 executive positions from approximately 700 companies.

The Cook Data includes compensation data from similarly situated peer companies in the Internet and software industries (the “Compensation Peer Group”). The companies comprising the Compensation Peer Group for the Cook Data are:

• Akamai Technologies, Inc.	• DoubleClick Inc.****	• InfoSpace, Inc.	• United Online, Inc.
• aQuantive, Inc.***	• drugstore.com, Inc.	• Macromedia, Inc.*	• Vignette Corporation
• Ask Jeeves, Inc.*	• FileNet Corporation**	• Macrovision Corporation	• WebEx Communications, Inc.***
• Avid Technologies, Inc.	• F5 Networks, Inc.	• Napster, Inc.
• CNET Networks, Inc.	• Getty Images, Inc.	• Pinnacle Systems, Inc.*

*	acquired in 2005

**	acquired in 2006

***	acquired in 2007

****	acquired in 2008

Although certain companies in the Compensation Peer Group have been involved in acquisition activity in recent years and may no longer exist as stand-alone companies, the Compensation Committee considered the Cook Data, including data from each of the Compensation Peer Group companies, to be relevant in considering overall 2007 executive compensation.

The Compensation Committee also recognizes that we compete for executive talent with companies that are significantly larger than us, and therefore, peer group data are not considered exclusively when establishing executive compensation. Companies such as Amazon.com, Inc., Microsoft Corporation and Google Inc. also compete with us for executive talent, and therefore, compensation data from larger companies may also be considered when determining executive compensation. Because the roles and responsibilities of our executive officers are unique and difficult to compare, internal pay equity considerations have not been a significant part of the process of determining executive compensation.

In 2007, the Compensation Committee retained its own consultant, Lyons, Berenson & Co. (“Lyons”), to serve at the pleasure of the Compensation Committee in connection with providing data and advice relating to the compensation of our Chief Executive Officer, and may in the future engage this firm or other compensation consultants to provide advice with respect to the compensation of our Chief Executive Officer and other executive officers. The Lyons data was considered during the process of determining 2007 compensation for our Chief Executive Officer, and developments in compensation practices applicable to the chief executive officers of approximately 60 other companies were also considered. The Lyons data included compensation data from the following 14 companies (the “CEO Compensation Peer Group”):

24/7 Real Media, Inc.*	drugstore.com, Inc.	SAVVIS, Inc.
Akamai Technologies, Inc.	F5 Networks, Inc.	United Online, Inc.
aQuantive, Inc.*	Getty Images, Inc.	Vignette Corporation
Avid Technology, Inc.	InfoSpace, Inc.	WebEx Communications, Inc.*
CNET Networks, Inc.	Macrovision Corporation

*	acquired in 2007

2007 Executive Compensation

For the fiscal year ended December 31, 2007, the principal components of compensation for our Named Executive Officers were:

•	Base salary;

•	Performance-based short-term cash incentive compensation;

•	Long-term equity incentive compensation;

•	Discretionary cash bonus awards; and

•	Benefits, including severance and change in control benefits.

Base Salary.  We provide Named Executive Officers and other employees with base salary to compensate them for services rendered to RealNetworks and to meet the objective of attracting and retaining the executive talent needed to run the business. Base salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. Base salaries for Named Executive Officers are determined for each executive based on position, responsibility, experience, overall company budgets and competitive market data. When determining base salaries, the Compensation Committee also considers other factors including the salaries established for comparable positions in high-growth companies in our industry and geographic region, salaries paid to executives at other companies with which we compete for comparable talent, the historical and comparative compensation levels of our executives and the executive’s performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance, market conditions and internal equity issues, and base salary adjustments are at the discretion of the Compensation Committee.

In April 2007, the Compensation Committee approved the following merit-based increases in the base salary of each Named Executive Officer in connection with annual performance evaluations:

	Merit-Based	2007
Name	Salary Increases (%)	Base Salary

Robert Glaser	15%	$460,000
Michael Eggers	10%	$265,000
John Giamatteo	9%	$380,000
Robert Kimball	5%	$300,000
Daniel Sheeran	0%	$310,000

The Compensation Committee determined the amount of Mr. Glaser’s salary increase based on data provided by Lyons, which included an estimate that salaries in Mr. Glaser’s peer group will increase by approximately 15% between 2005 and 2007. The Compensation Committee awarded Mr. Glaser a salary increase of 15% in recognition of his individual performance and to ensure that his base salary is established at approximately the median as compared to those in the CEO Compensation Peer Group. Salary increases for Messrs. Eggers, Giamatteo and Kimball were based on individual performance, base salary market levels and scope of responsibility. Mr. Sheeran did not receive a base salary increase in 2007 due to his assumption of a new role with reduced leadership scope.

In February 2008, the Compensation Committee approved the following merit-based increases in the annual base salary of each Named Executive Officer in connection with annual performance evaluations:

	Merit-Based	2008
Name	Salary Increases (%)	Base Salary

Robert Glaser	0%	$460,000
Michael Eggers	10%	$291,500
John Giamatteo	8%	$410,400
Robert Kimball	10%	$330,000
Daniel Sheeran	0%	$310,000

Salary increases in 2008 for Messrs. Eggers, Giamatteo and Kimball were based on individual performance, base salary market levels and scope of responsibility. Mr. Sheeran did not receive a base salary increase in 2008 due to changes in his role and responsibilities, and as a result, his 2007 salary was deemed to be competitive. The Compensation Committee has not taken action to approve a change in Mr. Glaser’s annual base salary for 2008 as of the date of this proxy statement.

Performance-based Cash Incentive Compensation.  The Compensation Committee established the 2007 MBO Program for executive officers other than the Chief Executive Officer to provide direct financial incentives in the form of cash bonuses with the objective of promoting the achievement of 2007 corporate performance goals. This component of executive compensation is designed to provide rewards for semi-annual financial results in 2007. Awards under the 2007 MBO Program are paid semi-annually but are not automatic and are dependent on the achievement of identified goals and objectives. Notwithstanding the performance of individual executive officers, the Compensation Committee may in its discretion increase or decrease MBO payments if certain factors warrant variation from the formula established under the 2007 MBO Program. Under the 2007 MBO Program, executive officers must be employed by RealNetworks as an officer on the first and last day of a quarter to be eligible to earn incentive compensation under the 2007 MBO Program for that quarter. In addition, executive officers must be employed on the day payments are made in order to be eligible to receive payment under the 2007 MBO Program, except in the case of death or disability.

Under the 2007 MBO Program, performance was measured semi-annually by achievement against established corporate revenue and operating income targets, with each target bearing equal weight. Cash incentive compensation payments for executives other than Mr. Glaser were paid following the completion of each six-month measurement period. While performance-based cash incentive compensation for Named Executive Officers in the 2007 MBO Program, other than Mr. Giamatteo, is targeted at 45% of annual base salary, actual payouts can range from 0% to 67.5% of annual base salary, depending on performance. The 45% target was established based on the Cook Data, which found that a shortfall in executive compensation existed prior to 2006 as a result of below-market target cash incentive compensation programs during this time. Performance-based cash incentive compensation for Mr. Giamatteo is targeted at 100% of annual base salary, with a range of actual payouts established at 0% to 150% of annual base salary, depending on performance. Mr. Giamatteo’s performance-based cash incentive compensation target was established during the recruiting process. Notwithstanding the Compensation Committee’s discretionary authority to increase or decrease payments under our performance-based cash incentive compensation programs, performance attainment below 80% of target is generally not rewarded. Business targets for the 2007 MBO Program were established at the beginning of the plan year and were derived from our strategic business plan. Revenue and operating income targets were established based on aggressive growth percentages year over year and were generally considered difficult to achieve.

Messrs. Giamatteo and Sheeran participated in the 2007 MBO Program in the first and second halves of 2007. In 2007, Mr. Eggers participated in a separate discretionary cash bonus program, which is discussed further below, and was not eligible to participate in the 2007 MBO Program. This separate program is designed to maintain appropriate independence for key control executives. Mr. Kimball also participated in a separate discretionary cash bonus program during the first half of 2007, which is discussed further below. The Compensation Committee determined that Mr. Kimball would become eligible to participate in the 2007 MBO Program during the second half of 2007 in lieu of participation in a discretionary cash bonus program.

In 2007, Messrs. Giamatteo, Kimball and Sheeran earned performance-based cash incentive compensation as follows:

	First Half 2007 Payout	First Half 2007	Second Half 2007 Payout	Second Half 2007
Name	(% of targeted payment)	Payout ($)	(% of targeted payment)	Payout ($)

John Giamatteo	127%	$241,300	27%	$51,300
Robert Kimball(1)	—	—	27%	$18,225
Daniel Sheeran	127%	$88,583	27%	$18,833

(1)	Mr. Kimball participated in a separate discretionary cash bonus program during the first half of 2007.

• Mr. Glaser.  Mr. Glaser was eligible to participate in a separate performance-based cash incentive program in 2007 (the “2007 CEO Program”). Mr. Glaser’s cash incentive compensation payment was made following the completion of the fiscal year and represented amounts earned based on the achievement of the same semi-annual revenue and operating income targets as those established for the Named Executive Officers who participated in the 2007 MBO Program, which targets were considered difficult to achieve. The Compensation Committee determined that these revenue and operating income targets were appropriate under the 2007 CEO Program, with each target bearing equal weight, and that performance-based cash incentive compensation for Mr. Glaser would be targeted at 100% of annual base salary. The range of actual payout under the 2007 CEO Program was established at 0% to 150% of annual base salary, depending on performance. In the first half of 2007, Mr. Glaser earned cash incentive compensation based on 103% achievement of revenue targets and 150% achievement of operating income targets, resulting in incentive cash compensation paid based on 127% of the targeted payment for the measurement period. In the second half of 2007, Mr. Glaser earned cash incentive compensation based on 93.4% achievement of revenue targets and 71.7% achievement of operating income targets, resulting in incentive cash compensation paid based on 27% of the targeted payment for the measurement period. Under the 2007 CEO Program, Mr. Glaser was required to be employed by RealNetworks on the day payment was made in order to be eligible to receive payment under the 2007 CEO Program.

In 2007, Mr. Glaser earned performance-based cash incentive compensation as follows:

	First Half 2007		Second Half 2007
First Half 2007	Cash Incentive	Second Half 2007	Cash Incentive
Payout	Compensation	Payout	Compensation	Total
(% of targeted payment)	Earned($)	(% of targeted payment)	Earned($)	Payout

127%	$292,100	27%	$62,100	$354,200

• Mr. Giamatteo.  Mr. Giamatteo serves as President of Technology Products and Solutions and International Operations, and this position entails more responsibility for strategic operating decisions and a greater direct influence on overall company performance than most executive positions. Therefore, Mr. Giamatteo has a greater percentage of his total compensation opportunity tied to short-term and long-term incentives than most executive officers.

Mr. Giamatteo was eligible to earn a target of 100% of his annual base salary in performance-based compensation under the 2007 MBO Program based on the achievement of established revenue and operating income targets. In the first half of 2007, Mr. Giamatteo earned cash incentive compensation based on 103% achievement of revenue targets and 150% achievement of operating income targets, resulting in an incentive cash compensation payout of 127% of the targeted payment for the measurement period. In the second half of 2007, Mr. Giamatteo earned cash incentive compensation based on 93.4% achievement of revenue targets and 71.7% achievement of operating income argets, resulting in an incentive cash compensation payout of 27% of the targeted payment for the measurement period.

In each of 2007 and 2008, Mr. Giamatteo is eligible to participate in a separate performance-based cash incentive plan under which he is eligible to earn up to $750,000 in each year based on the achievement of revenue targets for our WiderThan Co., Ltd. subsidiary and our Technology Products and Solutions business that are generally considered difficult to achieve. Mr. Giamatteo may earn cash incentive compensation under this plan based on target performance ranging from 81% to 100% achievement against the established revenue targets, with proportionate payout of awards ranging from 5% to 100% depending on the achievement level. Amounts earned under this plan are paid semi-annually. In 2007, Mr. Giamatteo earned cash incentive compensation under this plan at an achievement level of 100%, resulting in an award of performance-based cash incentive compensation to Mr. Giamatteo in the amount of $750,000.

• Mr. Kimball.  In the first half of 2007, Mr. Kimball did not participate in the 2007 MBO Program, and instead earned discretionary cash bonus compensation, which is discussed further below. In the second half of 2007, Mr. Kimball earned cash incentive compensation under the 2007 MBO Program based on 93.4% achievement of revenue targets and 71.7% achievement of operating income targets, resulting in a payout of 27% of the targeted payment for the measurement period.

• Mr. Sheeran.  In the first half of 2007, Mr. Sheeran earned cash incentive compensation under the 2007 MBO Program based on 103% achievement of revenue targets and 150% achievement of operating income targets, resulting in a payout of 127% of the targeted payment for the measurement period. In the second half of 2007, Mr. Sheeran earned cash incentive compensation under the 2007 MBO Program based on 93.4% achievement of revenue targets and 71.7% achievement of operating income targets, resulting in a payout of 27% of the targeted payment for the measurement period.

Long-term Equity Incentive Compensation.  In keeping with RealNetworks’ philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants and, in certain cases, restricted stock units, comprise a component of the total compensation of the Named Executive Officers. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. When stock options and restricted stock units are granted to executive officers, the executives’ levels of responsibility, experience and breadth of knowledge, individual performance criteria, previous equity awards and the compensation practices at similarly situated companies in RealNetworks’ industry are considered in evaluating total compensation. The size of equity awards is generally intended to reflect an executive’s position with and contributions to RealNetworks, and as a result, the number of shares underlying stock options and restricted stock unit awards varies. In 2007, the Compensation Committee targeted long-term equity incentive compensation at approximately the median for executives at similarly situated companies based on the Cook Data and the Compensation Peer Group (excluding Macromedia, Inc., Pinnacle Systems, Inc., DoubleClick Inc. and Ask Jeeves, Inc. and including Savvis, Inc. and 24/7 RealMedia, Inc.). The Compensation Committee based its determination of stock option awards for the Named Executive Officers on a combination of factors including individual performance, carried interest ownership and competitive market factors. Options generally have a four or five year vesting period to encourage key employees to continue in RealNetworks’ employ.

All of the stock option grants to executive officers have been made with exercise prices equal to the fair market value of our Common Stock on the dates of grant, and our officers are able to profit from their stock options only if the stock price appreciates from the value on the date the stock options were granted. The use of stock options and restricted stock units is intended to focus executives on the enhancement of shareholder value over the long-term, to encourage equity ownership in RealNetworks and to retain key executive talent.

In April 2007, the Compensation Committee approved a performance-based stock option award to Mr. Glaser for the purchase of up to 500,000 shares of Common Stock based on its desire to include long-term equity-based incentive compensation as part of Mr. Glaser’s compensation package and in consultation with Lyons, which advised the Compensation Committee that making equity awards to the Chief Executive Officer continues to be a mainstream and competitive compensation practice. The Compensation Committee determined the size of this award in consultation with Lyons. Lyons advised the Committee that a non performance-based equity award having a present value at grant of approximately $2.4 million would be competitive, and value was determined as a multiple of salary. In light of the Compensation Committee’s desire to grant the equity award in the form of a performance-based stock option award, Lyons advised the Compensation Committee that a premium of 25% would be appropriate, resulting in an award to Mr. Glaser having a present value at grant of approximately $3 million. The options had to be earned based on the achievement of 2007 revenue and operating income targets as established by the Compensation Committee that were considered difficult to achieve. If performance targets were achieved at a minimum level of 100% on or before December 31, 2007, all options would become earned, and they would vest in equal annual increments over four years. If performance targets were achieved at a minimum level of 90% but less than 100% on or before December 31, 2007, 250,000 options would be forfeited and canceled and the remaining 250,000 options would become earned, and they would vest in equal annual increments over four years. If performance targets were not achieved at a minimum level of 90% on or before December 31, 2007, none of the options would be earned and all options would be forfeited and canceled. The Compensation Committee determined that the performance targets were achieved at a level of 96.9% for revenue and 92.3% for operating income, resulting in a blended achievement level of 94.6% for the 2007 fiscal year. Therefore, 250,000 options were automatically forfeited. The remaining 250,000 options will vest in equal annual increments until they become fully vested in April 2011.

In September 2007, the Compensation Committee granted stock option awards and fully vested stock awards to Messrs. Kimball and Sheeran as set forth below. These awards were made in recognition of the outstanding efforts of Messrs. Kimball and Sheeran related to the negotiation and completion of the joint venture between RealNetworks and MTV Networks that resulted in the creation of Rhapsody America LLC (the “Rhapsody America Joint Venture”).

Name	Stock Option Award	Fully Vested Stock Award
	(# of shares)	(# of shares)

Robert Kimball	75,000	15,000
Daniel Sheeran	75,000	25,000

In 2007, options to purchase a total of 1,120,000 shares of common stock and fully vested stock awards of 40,000 shares of common stock were granted to the Named Executive Officers under the RealNetworks, Inc. 2005 Stock Incentive Plan (the “2005 Plan”). The amount and other details of the long-term equity compensation awards granted to the Named Executive Officers in 2007 are set forth in the “2007 Grants of Plan-Based Awards” table on page 26.

In February 2008, the Compensation Committee granted stock option and/or restricted stock unit awards to certain executive officers including Messrs. Eggers, Giamatteo, Kimball and Sheeran as part of the annual performance review process. Each executive officer was given a choice of receiving the award in the form of stock options, restricted stock units, or as a combination of stock options (50%) and restricted stock units (50%), which restricted stock units were adjusted based on a ratio of one restricted stock unit for every three stock options. The executive officers were offered this choice in order to provide an opportunity for diversification with respect to their long-term incentive compensation. The Compensation Committee approved the maximum grant sizes and choices that were offered to each executive officer. Mr. Eggers received an award of 58,333 restricted stock units, Mr. Giamatteo received an award of 33,333 restricted stock units, Mr. Kimball received awards of 22,500 restricted stock units and stock options for the purchase of 67,500 shares of common stock, and Mr. Sheeran received awards of 16,667 restricted stock units and options for the purchase of 50,000 shares of common stock. The stock options and restricted stock units granted to Messrs. Eggers, Giamatteo, Kimball and Sheeran will vest in equal increments every six months over a four year period. The exercise price of the stock options granted to Messrs. Kimball and Sheeran was equal to the closing price of RealNetworks Common Stock on the grant date.

Discretionary Cash Bonus Awards.  Certain executive officers participate in a separate discretionary cash bonus program designed to maintain appropriate independence for key control executives. Mr. Eggers was eligible to participate in this discretionary cash bonus program in 2007, and Mr. Kimball was eligible to participate in this program for the first half of 2007. In 2007, discretionary cash bonus compensation for Messrs. Eggers and Kimball was targeted at 45% of annual base salary. Discretionary cash bonus payments are determined and paid semi-annually and are based on performance during each six-month measurement period. The Compensation Committee has the discretion to award cash bonuses that are greater than or less than the established target amount.

• Mr. Eggers.  In the first half of 2007, Mr. Eggers earned discretionary cash bonus compensation that resulted in a payout of 127% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. The Compensation Committee determined that Mr. Eggers contributed equally to the financial success of RealNetworks in the first half of 2007, as compared to the executives who participated in the 2007 MBO Program, and therefore should be comparably rewarded. In the second half of 2007, Mr. Eggers earned discretionary cash bonus compensation that resulted in a payout of 50% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. The Compensation Committee determined that the performance of Mr. Eggers in the second half of 2007, including his extraordinary efforts related to the Rhapsody America Joint Venture, warranted a higher cash bonus award than the executives who participated in the 2007 MBO Program.

• Mr. Kimball.  In the first half of 2007, Mr. Kimball earned discretionary cash bonus compensation that resulted in a payout of 127% of the targeted payment based on his individual performance and contributions to the overall performance of RealNetworks during the measurement period. The Compensation Committee determined that Mr. Kimball contributed equally to the financial success of RealNetworks in the first half of 2007, as compared to the executives who participated in the 2007 MBO Program, and therefore should be comparably rewarded.

In 2007, Messrs. Eggers and Kimball earned discretionary cash bonus compensation as follows:

	First Half 2007 Payout	First Half 2007	Second Half 2007 Payout	Second Half 2007
Name	(% of targeted payment)	Payout ($)	(% of targeted payment)	Payout ($)

Michael Eggers	127%	$68,151	50%	$29,813
Robert Kimball(1)	127%	$85,725	—	—

(1)	Mr. Kimball became eligible to participate in the 2007 MBO Program in the second half of 2007.

In 2005, RealNetworks entered into agreements with Microsoft that resulted in payments of $761 million to RealNetworks in connection with the settlement of antitrust litigation and agreements relating to digital music and games. The Compensation Committee awarded special cash bonuses to certain executive officers of RealNetworks, including Messrs. Glaser, Kimball and Sheeran, in recognition of their efforts and leadership in resolving the antitrust litigation and establishing a collaborative relationship with Microsoft. The bonuses awarded to Messrs. Glaser, Kimball and Sheeran are subject to deferred payment schedules ranging from one to three years. In 2006, Mr. Sheeran received the final payment of the discretionary cash bonus awarded to him in connection with the resolution of the antitrust litigation. The discretionary cash bonuses awarded to Messrs. Glaser and Kimball in connection with the antitrust litigation are as follows:

• Mr. Glaser.  Pursuant to an agreement between RealNetworks and Mr. Glaser (the “Glaser Agreement”), Mr. Glaser was awarded a cash bonus in the aggregate amount of $2.9 million, of which $1.45 million was paid to Mr. Glaser in February 2006 and $725,000 was paid to Mr. Glaser in each of July 2006 and January 2007.

• Mr. Kimball.  Pursuant to an agreement between RealNetworks and Mr. Kimball (the “Kimball Agreement”), Mr. Kimball was awarded a cash bonus in the aggregate amount of $3.25 million, of which $1 million was paid to Mr. Kimball in November 2005, $750,000 was paid to Mr. Kimball in two equal payments of $375,000 in each of May 2006 and November 2006, and $750,000 was paid to Mr. Kimball in two equal payments of $375,000 in each of May 2007 and November 2007. Pursuant to the Kimball Agreement, Mr. Kimball will receive an additional $375,000 upon the completion of each successive six months of employment with RealNetworks through November 2008. If Mr. Kimball voluntarily terminates his employment with RealNetworks or is involuntarily terminated by RealNetworks for Cause (as defined in the Kimball Agreement) prior to November 2008, he will not be eligible to receive cash payments under the Kimball Agreement that are due after the date he ceases to be employed by RealNetworks. In the case of death or disability, Mr. Kimball or his heirs will receive all remaining payments under the Kimball Agreement within 30 days.

In 2008, the Compensation Committee approved a discretionary cash bonus award of $40,000 to Mr. Sheeran in recognition of his efforts in leading the successful negotiations to acquire the online music business of Yahoo! Inc. and further establishing RealNetworks’ music business.

Benefits.  Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of our benefit programs. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase RealNetworks stock at a 15% discount from the closing sale price of our Common Stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including the Named Executive Officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S. based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years.

Our executive officers participate in the benefit programs described above on the same basis as our other employees. We may offer other benefits to our employees and executive officers from time to time, including relocation packages and signing bonuses.

Since 2002, the imputed costs associated with the occupancy of vacant office space in our headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and by Mr. Glaser’s personal assistant, have been reported as income to Mr. Glaser. There were no special benefits or perquisites provided to any other Named Executive Officer in 2007.

Executive Air Travel.  Commercial aircraft is the standard means of long-distance corporate transportation for our executive officers. Our Chief Executive Officer may use private, chartered aircraft for business travel to minimize his time away from the office and to maximize his time available for other business purposes while he is traveling. Mr. Glaser personally pays the costs of private air travel for business purposes, and RealNetworks reimburses him at a rate that is equal to the cost of a commercial first class ticket to the same destination, which, in every case, was substantially less than Mr. Glaser’s expenses for the trip.

Severance and Change in Control Benefits.  It is our policy to request our executive officers, excluding Mr. Glaser, to provide a notice period of six months prior to voluntarily terminating their employment with RealNetworks for the purpose of transitioning responsibilities. The Compensation Committee believes that this is an important element of the executive compensation program, as it provides executive officers reasonable assurance of transitional employment support and it benefits RealNetworks by ensuring continuity during these transitions. In the event an executive officer provides six months’ notice prior to voluntarily terminating his or her employment, he or she will receive a severance payment equal to six months of such executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such six month notice period. In the event an executive officer provides notice of less than six months prior to voluntarily terminating his or her employment, he or she will receive a severance payment equal to the number of months’ notice provided, up to a maximum severance payment equal to six months of the executive’s annual base salary, even if RealNetworks does not require the continued services of the executive officer for all or part of such notice period. These severance payments are in addition to any base salary earned during these periods and are paid following the last day worked by an executive officer.

• Mr. Kimball.  In the event Mr. Kimball resigns his position as a result of a material change in his job responsibilities, the relocation of his primary workplace by more than 15 miles, or the acquisition of RealNetworks by a third party, Mr. Kimball will be entitled to receive all payments under the Kimball Agreement on his last day of employment. In the case of death or disability, Mr. Kimball or his heirs will receive all remaining payments under the Kimball agreement within 30 days.

• Mr. Giamatteo.  In the event RealNetworks terminates the employment of Mr. Giamatteo without cause, RealNetworks will provide Mr. Giamatteo with six months’ notice, or it will pay Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period. Additionally, if RealNetworks terminates the employment of Mr. Giamatteo without cause and Mr. Glaser is not RealNetworks’ Chief Executive Officer at the time of such termination, RealNetworks will provide Mr. Giamatteo with an additional six months’ notice or it will pay Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period.

Under our equity incentive plans, if we terminate the employment of a Named Executive Officer for any reason other than for cause, and any of such Named Executive Officer’s outstanding stock options or restricted stock units are not fully vested, the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commenced or the last anniversary thereof, expressed in full months, provided that the Named Executive Officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination. If the employment of a Named Executive Officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date. The Compensation Committee has determined that all employees who hold stock options or restricted stock awards under our equity incentive plans are eligible for these benefits.

In addition, our employees and executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction. The change in control benefits with respect to outstanding awards granted under our equity incentive plans are further described in the section entitled “Change in Control Arrangements” on page 10.

Stock Option Grant Practices.  We do not have any program, plan or obligation that requires the granting of stock options or other equity awards to any executive officer on specified dates. All stock options are granted with exercise prices that are equal to the last sale price of our Common Stock as reported on the Nasdaq Stock Market on the respective date of grant. The Compensation Committee typically grants options to corporate and executive officers at its scheduled meetings or by unanimous written consent. From time to time, the Compensation

Committee may authorize the future grant of a stock option to a corporate or executive officer in advance of the commencement of such officer’s employment by RealNetworks. In such a case, the Compensation Committee’s approval of the stock option is subject to the employment of such officer by RealNetworks, and the exercise price of such stock option is equal to the last sale price of our Common Stock as reported on the Nasdaq Stock Market on the respective date of grant, which would be the first day of our employment of such officer. Stock options are typically granted to RealNetworks employees upon hire and in connection with annual performance evaluations. Pursuant to the terms of the 2005 Plan, the Board of Directors has delegated authority to each of our Chief Executive Officer, Chief Financial Officer and General Counsel to grant awards under the Company’s 2005 Plan to employees who are not directors or officers of RealNetworks. These authorized officers typically approve stock option grants to designated employees who are not officers or Directors of RealNetworks on a weekly basis.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its Chief Executive Officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, RealNetworks began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

Tax Gross-up Payments.  In 2007, the Compensation Committee approved tax gross-up payments to each of Messrs. Kimball and Sheeran in connection with fully-vested stock awards made to these executives in recognition of their outstanding performance and contributions related to the Rhapsody America Joint Venture. The Compensation Committee approved these payments in order to encourage continued ownership of these shares which would not have been possible if an immediate sale of the shares had been necessary to satisfy the tax payment obligations of these executives.

Pre-Set Diversification Plans

RealNetworks has authorized its executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise stock options and/or sell stock on behalf of the executive on a pre-determined schedule. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of RealNetworks common stock during periods in which the officer would otherwise be unable to buy or sell such stock because important information about RealNetworks had not been publicly released. As of March 31, 2008, four of the Named Executive Officers had such a plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2007 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2008 annual meeting of shareholders.

The Compensation Committee
of the Board of Directors

Jeremy Jaech, Chairman
Eric A. Benhamou
James W. Breyer

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(5)	($)	($)(8)	($)

Robert Glaser	2007	444,384	725,000		—	545,488	354,200	—	34,146	2,103,218
Chairman of the Board and Chief Executive Officer	2006	400,000	2,175,000		—	821,456	325,000	—	35,747	3,757,203
Michael Eggers	2007	259,055	97,964		40,278	266,747	—	—	2,502	666,545
Senior Vice President, Chief Financial Officer and Treasurer	2006	224,423	144,284	(6)	5,738	158,273	—	—	2,840	535,558
John Giamatteo	2007	372,865	—		—	362,393	1,042,600	—	24,855	1,802,713
President, Technology Products and Services and International Operations	2006	350,000	500,000		—	666,581	235,725	—	326	1,752,632
Robert Kimball	2007	296,433	835,725		163,687	293,763	18,225	—	61,766	1,669,599
Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary	2006	225,625	857,089	(7)	9,451	147,854	—	—	5,777	1,245,796
Dan Sheeran	2007	306,125	—		162,250	403,300	107,416	—	94,672	1,073,763
Senior Vice President, Corporate Partnerships and Business Development	2006	310,000	130,000		—	349,571	93,953	—	1,483	885,007

(1)	The amounts reported in this column represent the dollar amount of base salary paid in fiscal 2006 and 2007. The amount shown for Mr. Glaser for 2007 includes $44,384 earned in 2007 as a result of a merit increase in salary awarded in April 2007 and paid retroactively in February 2008. The amount shown for Mr. Kimball for 2006 represents his annual base salary as adjusted to reflect a leave of absence in 2006.

(2)	The amounts reported in this column represent discretionary cash bonus awards. These discretionary cash bonus awards are discussed in further detail under “Compensation Discussion and Analysis” beginning on page 12.

(3)	The amounts reported in this column represent the compensation costs for financial reporting purposes for the year under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the executive officer for stock awards and restricted stock units granted in 2007. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.

(4)	The amounts reported in this column represent the compensation costs for financial reporting purposes for the year under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the executive officer for stock options granted in and prior to 2007. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.

(5)	The amounts reported in this column represent cash incentive compensation which is based on performance in fiscal 2006 and 2007. Mr. Glaser’s cash incentive compensation for 2006 was determined by the Compensation Committee in March 2007 and was paid shortly thereafter, and for 2007, such compensation was determined by the Compensation Committee in April 2008 and paid shortly thereafter. With respect to the named executive officers other than Mr. Glaser, cash incentive compensation was determined by the Compensation Committee (a) in July 2006 with respect to payments for the first half of 2006, (b) in January 2007 with respect to payments for the second half of 2006, (c) in August 2007 with respect to payments for the first half of 2007, and (d) in February 2008 with respect to payments for the second half of 2007, with payments made shortly after each such determination. This performance-based cash compensation is discussed in further detail under “Compensation Discussion and Analysis” beginning on page 12. The estimated possible threshold, target and maximum amounts for these awards are reflected in the “2007 Grants of Plan-Based Awards” table on page 26.

(6)	Includes $94,284 that was reported as non-equity incentive plan compensation in the proxy statement filed in connection with the 2007 annual meeting of shareholders. This amount was awarded as part of a discretionary bonus program.

(7)	Includes $107,089 that was reported as non-equity incentive plan compensation in the proxy statement filed in connection with the 2007 annual meeting of shareholders. This amount was awarded as part of a discretionary bonus program.

(8)	Amounts reported for 2007 and 2006 that represent “All Other Compensation” for each of the Named Executive Officers are described in the following table:

Detail of “All Other Compensation” in the Summary Compensation Table

				Tax Gross-Up
		Company	Term Life	Payment	Taxable	Costs Associated
		Contribution	Insurance	Related to	Relocation	With Personal Use
		401(k) Plan	Premium	Stock Awards	Costs	of Office Space	Total
Name	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)

Robert Glaser	2007	—	432	—	—	33,714	34,146
	2006	—	360	—	—	35,387	35,747
Michael Eggers	2007	2,223	279	—	—	—	2,502
	2006	2,625	215	—	—	—	2,840
John Giamatteo	2007	6,365	402	—	18,088	—	24,855
	2006	—	326	—	—	—	326
Robert Kimball	2007	5,610	320	55,836	—	—	61,766
	2006	5,530	247	—	—	—	5,777
Daniel Sheeran	2007	1,290	321	93,061	—	—	94,672
	2006	1,181	302	—	—	—	1,483

(1)	Under RealNetworks’ 401(k) plan, RealNetworks matches 50% of the first 3% of pay that is contributed to the plan. Matching contributions by RealNetworks become fully vested after three years.

(2)	These tax gross-up payments are discussed in further detail under “Compensation Discussion and Analysis” beginning on page 12.

(3)	The amount reported in this column represents relocation expenses paid by RealNetworks in connection with Mr. Giamatteo’s relocation to Seattle, Washington, which expenses constitute taxable income to Mr. Giamatteo.

(4)	The amount reported in this column represents costs associated with the occupancy of office space in RealNetworks’ headquarters by the Glaser Progress Foundation, a charitable foundation of which Mr. Glaser is Trustee, and Mr. Glaser’s personal assistant. The cost per square foot of occupied space in RealNetworks’ headquarters was multiplied by the square footage of the office space occupied by the Glaser Progress Foundation and Mr. Glaser’s personal assistant to determine the costs associated with the occupancy of such office space.

2007 Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:		Date Fair
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	Exercise or	Value of
			Non-Equity Incentive			Equity Incentive			Shares of	Securities	Base Price	Stock and
			Plan Awards(1)			Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#/sh)	(#/sh)	(#/sh)	(#)(2)	(#)(3)	($/sh)	($)(4)

Robert Glaser	04/06/07	04/05/07	13,800	460,000	690,000	250,000	500,000	500,000			7.69	643,400
Michael Eggers	04/06/07	04/05/07	—	—	—	—	—	—		135,000	7.69	409,226
John Giamatteo	09/18/07	09/18/07	11,400	380,000	570,000	—	—	—		100,000	6.49	250,520
			37,500	750,000	750,000
Robert Kimball	04/06/07	04/05/07	2,025	67,500	101,250	—	—	—		135,000	7.69	409,226
	09/18/07	09/18/07								75,000	6.49	187,890
	09/18/07	09/18/07							15,000			97,350
Daniel Sheeran	04/06/07	04/05/07	4,185	139,500	209,250	—	—	—		100,000	7.69	303,130
	09/18/07	09/18/07								75,000	6.49	187,890
	09/18/07	09/18/07							25,000			162,250

(1)	The amounts reported in this column represent the threshold, target and maximum amounts of annual performance-based cash incentive compensation that might have been paid to each Named Executive Officer for 2007 performance. Threshold, target and maximum amounts for Mr. Eggers are not presented because Mr. Eggers participated in a discretionary cash bonus program in lieu of a non-equity incentive plan in 2007. Threshold, target and maximum amounts presented for Mr. Kimball represent amounts that could have been earned under the 2007 MBO Program with respect to the second half of 2007. Mr. Kimball participated in a discretionary cash bonus program in lieu of a non-equity incentive plan in the first half of 2007. Threshold amounts presented assume an achievement level of 81% against established performance targets. Achievement below 80% of established performance targets is generally not rewarded. The actual amount paid for 2007 is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 24. These awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 12.

(2)	The amounts reported in this column represent fully vested stock awards granted pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan. The fully vested stock awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 12 and in the “Outstanding Equity Awards at December 31, 2007” table on page 27.

(3)	The amounts reported in this column represent stock options granted pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan. The stock options vest over a period of four years and expire seven years after the date of grant. The exercise price of the stock options is equal to the fair market value of RealNetworks’ Common Stock on the date of grant. If an executive officer terminates for any reason other than death, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that the Named Executive Officer delivers a settlement agreement and release upon such termination), the unvested portion of the stock options will not vest and all rights to the unvested portion will terminate. The stock options are described in further detail under “Compensation Discussion and Analysis” beginning on page 12 and in the “Outstanding Equity Awards at December 31, 2007” table on page 27.

(4)	The amounts reported in this column represent the compensation costs for financial reporting purposes under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

Outstanding Equity Awards at December 31, 2007

	Option Awards						Stock Awards
										Equity
										Incentive
				Equity					Equity	Plan
				Incentive					Incentive	Awards:
				Plan					Plan	Market or
				Awards:				Market	Awards:	Payout
	Number of	Number of		Number of				Value of	Number of	Value of
	Securities	Securities		Securities			Number of	Shares or	Unearned	Unearned
	Underlying	Underlying		Underlying			Shares or	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised		Unexercised	Option		Units of	Stock That	or Other	or Other
	Options	Options		Unearned	Exercise		Stock That	Have Not	Rights That	Rights That
	(#)	(#)		Options	Price	Option Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		(#)	($)	Date	Vested (#)	($)	Vested (#)	Vested ($)

Robert Glaser	250,000	250,000	(1)	—	8.00	11/04/12
		500,000	(2)		7.69	04/06/14
Michael Eggers	5,000	—		—	3.76	08/05/22	10,625(3)	64,706(4)
	20,000	5,000	(5)	—	6.12	07/24/23
	21,000	9,000	(6)	—	6.63	10/03/23
	8,000	6,000	(7)	—	5.75	02/11/24
	24,000	16,000	(8)	—	5.84	01/18/25
	35,000	—		—	7.22	08/31/21
	700	—		—	7.22	08/31/21
	37,500	62,500	(9)	—	8.53	02/14/13
	10,626	31,874	(10)	—	11.38	11/09/13
	16,875	118,125	(11)		7.69	04/06/14
John Giamatteo	375,000	375,000	(12)	—	5.07	06/20/12
	50,000	—		—	5.07	06/20/12
	—	100,000	(13)		6.49	09/18/14
Robert Kimball	10,000	—		—	3.76	08/05/22	17,499(3)	106,569(4)
	30,000	10,000	(14)	—	3.23	01/27/23
	45,000	5,000	(15)	—	6.12	07/24/23
	30,000	20,000	(16)	—	5.84	01/18/25
	61,450	—		—	5.94	10/12/21
	200,000	—		—	7.22	08/31/21
	15,000	—		—	7.22	08/31/21
	40,000	—		—	7.22	08/31/21
	30,000	50,000	(17)	—	8.27	03/15/13
	17,500	52,500	(10)	—	11.38	11/09/13
	16,875	118,125	(11)		7.69	04/06/14
	—	75,000	(13)		6.49	09/18/14
Daniel Sheeran	—	40,000	(18)	—	4.86	07/21/12
	—	5,000	(19)	—	4.98	04/22/23
	90,000	10,000	(20)	—	6.12	07/24/23
	10,000	10,000	(21)	—	6.22	04/21/25
	20,000	—		—	5.94	10/12/21
	50,000	50,000	(22)	—	8.00	11/04/12
	32,500	97,500	(10)	—	11.38	11/09/13
	12,500	87,500	(11)		7.69	04/06/14
	—	75,000	(13)		6.49	09/18/14

(1)	The options vest and become exercisable as to 12.5% of the total grant on February 1, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on August 1, 2009, subject to the recipient’s continued employment with RealNetworks.

(2)	The options were granted as performance-based options that must be earned based on the achievement of established performance targets. If performance targets were achieved at a minimum level of 100% on or before December 31, 2007, all options would become earned, and they would vest in equal annual increments over four years. If performance targets were achieved at a minimum level of 90% but less than 100% on or before December 31, 2007, 250,000 options would be forfeited and canceled and the remaining 250,000 options would become earned, and they would vest in equal annual increments over four years. If performance targets were not achieved at a minimum level of 90% on or before December 31, 2007, none of the options would be earned and all options would be forfeited and canceled. The Compensation Committee determined that the performance targets were achieved at a level of 94.6% for the 2007 fiscal year. Therefore, 250,000 options were automatically forfeited on February 1, 2008. The remaining 250,000 options will vest in equal annual increments until they become fully vested on April 6, 2011, subject to the recipient’s continued employment with RealNetworks.

(3)	Represents restricted stock units that vest in three substantially equal installments on each of November 9, 2008, November 9, 2009 and November 9, 2010, subject to the recipient remaining employed by RealNetworks.

(4)	Represents the closing price of a share of our common stock on December 31, 2007 ($6.09) multiplied by the number of shares or units that have not vested.

(5)	The options vest and become exercisable as to 10% of the total grant on November 1, 2003 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on August 16, 2008, subject to the recipient’s continued employment with RealNetworks.

(6)	The options vest and become exercisable as to 10% of the total grant on March 29, 2004 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on January 14, 2009, subject to the recipient’s continued employment with RealNetworks.

(7)	The options vest and become exercisable as to 10% of the total grant on August 11, 2004 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on May 29, 2009, subject to the recipient’s continued employment with RealNetworks.

(8)	The options vest and become exercisable as to 10% of the total grant on February 1, 2005 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on November 19, 2009, subject to the recipient’s continued employment with RealNetworks.

(9)	The options vest and become exercisable as to 12.5% of the total grant on August 14, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on February 14, 2010, subject to the recipient’s continued employment with RealNetworks.

(10)	The options vest and become exercisable as to 12.5% of the total grant on May 9, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on November 9, 2010, subject to the recipient’s continued employment with RealNetworks.

(11)	The options vest and become exercisable as to 12.5% of the total grant on October 6, 2007 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on April 6, 2011, subject to the recipient’s continued employment with RealNetworks.

(12)	The options vest and become exercisable as to 30% of the total grant on December 20, 2006, and an additional 10% of the options will vest and become exercisable upon the completion of each successive six months of employment until the options become fully vested on June 20, 2010, subject to the recipient remaining employed by RealNetworks.

(13)	The options vest and become exercisable as to 10% of the total grant on March 18, 2008 and upon the completion of each successive six months of employment. The options will become fully vested and exercisable on September 18, 2011, subject to the recipient’s continued employment with RealNetworks.

(14)	The options vest and become exercisable as to 10% of the total grant on July 27, 2003 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on March 13, 2008, subject to the recipient’s continued employment with RealNetworks.

(15)	The options vest and become exercisable as to 10% of the total grant on November 1, 2003 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on June 16, 2008, subject to the recipient’s continued employment with RealNetworks.

(16)	The options vest and become exercisable as to 10% of the total grant on February 1, 2005 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on September 16, 2009, subject to the recipient’s continued employment with RealNetworks.

(17)	The options vest and become exercisable as to 12.5% of the total grant on July 1, 2006 and upon the completion of each successive six months of employment, with vesting adjusted in connection with a leave of absence. The options will become fully vested and exercisable on February 16, 2010, subject to the recipient’s continued employment with RealNetworks.

(18)	The options vest and become exercisable as to 12.5% of the total grant on January 21, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on July 21, 2009, subject to the recipient’s continued employment with RealNetworks.

(19)	The options vest and become exercisable as to 10% of the total grant on August 1, 2003 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on February 1, 2008, subject to the recipient’s continued employment with RealNetworks

(20)	The options vest and become exercisable as to 10% of the total grant on November 1, 2003 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on May 1, 2008, subject to the recipient’s continued employment with RealNetworks.

(21)	The options vest and become exercisable as to 10% of the total grant on October 21, 2005 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on April 21, 2010, subject to the recipient’s continued employment with RealNetworks.

(22)	The options vest and become exercisable as to 12.5% of the total grant on May 4, 2006 and upon the completion of each successive six months of employment until the options become fully vested and exercisable on November 4, 2009, subject to the recipient’s continued employment with RealNetworks.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Robert Glaser	—	—	—	—
Michael Eggers	—	—	3,542	23,165
John Giamatteo	—	—	—	—
Robert Kimball	—	—	20,834	135,504
Daniel Sheeran	35,000	80,004	25,000	162,250

(1)	Represents the price at which the shares acquired upon exercise of the stock options were sold net of the exercise price associated with acquiring the shares.

(2)	Represents the number of shares vesting multiplied by the per share closing price of RealNetworks common stock as reported on the Nasdaq Stock Market on the vesting date.

2007 Director Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or		Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Eric Benhamou(2)	45,000	—	157,983	—	—	—	202,983
Edward Bleier	35,750	—	157,983	—	—	—	193,733
James Breyer(3)	31,000	—	157,983	—	—	—	188,983
Robert Glaser(4)	—	—	—	—	—	—	—
Jeremy Jaech(5)(6)	48,000	—	157,983	—	—	—	205,983
Jonathan Klein(7)(8)	32,250	—	157,983	—	—	—	190,233
Kalpana Raina	32,000	—	157,983	—	—	—	189,983

(1)	The amount reported in this column for each director represents the compensation costs for financial reporting purposes for 2007 under FAS 123R, excluding adjustments relating to estimated forfeitures, rather than an amount paid to or realized by the director, for outstanding stock options granted in and prior to 2007. The full FAS 123R grant date fair value of the equity award granted in 2007 to each of Messrs. Benhamou, Bleier, Breyer, Jaech, Klein and Ms. Raina is $144,392. For a discussion of valuation assumptions, see Note 2, “Stock-Based Compensation,” to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. See “Summary Compensation Table” on page 24 for compensation costs related to outstanding stock options granted to Mr. Glaser, our Chief Executive Officer, in and prior to 2007.

(2)	Audit Committee Chair.

(3)	Represents the value of shares of RealNetworks common stock issued to Mr. Breyer in lieu of director fees earned in fiscal year 2007. Mr. Breyer elected to receive 100% of his fiscal year 2007 director fees in shares of RealNetworks common stock. Mr. Breyer received (a) 1,146 shares valued at approximately $9,000 as compensation for Board service in the first quarter of 2007, (b) 1,223 shares valued at approximately $10,000 as compensation for Board service in the second quarter of 2007, (c) 737 shares valued at approximately $5,000 as compensation for Board service in the third quarter of 2007, and (d) 1,149 shares valued at approximately $7,000 as compensation for Board service in the fourth quarter of 2007.

(4)	See “Summary Compensation Table” on page 24 for Mr. Glaser’s compensation for services provided as Chief Executive Officer. Mr. Glaser does not receive additional compensation for his service as a member of the Board of Directors.

(5)	Compensation Committee Chair.

(6)	Represents the value of shares of RealNetworks common stock issued to Mr. Jaech in lieu of director fees earned in fiscal year 2007. Mr. Jaech elected to receive 100% of his director fees for the first fiscal quarter of 2007 in shares of RealNetworks common stock, and 50% of his director fees for the remainder of fiscal 2007 in shares of RealNetworks common stock. Mr. Jaech received (a) 1,337 shares valued at approximately $10,500 as compensation for Board service in the first quarter of 2007, (b) 826 shares valued at approximately $6,750 as compensation for Board service in the second quarter of 2007, (c) 1,069 shares valued at approximately $7,250 as compensation for Board service in the third quarter of 2007, and (d) 779 shares valued at approximately $4,750 as compensation for Board service in the fourth quarter of 2007.

(7)	Nominating and Corporate Governance Committee Chair.

(8)	Represents the value of shares of RealNetworks common stock issued to Mr. Klein in lieu of director fees earned in fiscal year 2007. Mr. Klein elected receive 100% of his fiscal year 2007 director fees in shares of RealNetworks common stock. Mr. Klein received (a) 891 shares valued at approximately $7,000 as compensation for Board service in the first quarter of 2007, (b) 948 shares valued at approximately $7,750 as compensation for Board service in the second quarter of 2007, (c) 1,290 shares valued at approximately $8,750 as compensation for Board service in the third quarter of 2007, and (d) 1,436 shares valued at approximately $8,750 as compensation for Board service in the fourth quarter of 2007.

Compensation of Directors

Each director who is not an employee of RealNetworks (an “Outside Director”) is paid $5,000 per quarter for his or her services as a director. Outside Directors are also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, and (iii) $3,000 per quarter for serving as chairperson of the Audit Committee, $1,500 per quarter for serving as chairperson of the Compensation Committee and $750 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. Directors are also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan (the “Director Plan”), a sub-plan administered under the RealNetworks, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), an Outside Director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such Outside Director for the coming year in shares of RealNetworks common stock. The number of shares issued to an Outside Director who has elected to receive all or a portion of his or her compensation in shares of RealNetworks common stock is determined by dividing the total fees to be paid in shares of RealNetworks common stock during a fiscal quarter, as elected by an Outside Director, by the fair market value of a share of RealNetworks common stock on the last trading day of such fiscal quarter, with cash paid in lieu of the issuance of fractional shares.

Outside Directors also receive stock options under the 2005 Plan. On the date an Outside Director is first appointed or elected to serve on the Board, he or she will be granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock that will become fully vested on the first anniversary of the grant date. Each Outside Director will also be granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock three business days following the date of each annual meeting of shareholders, provided that each such Outside Director has served on the Board for the preceding twelve months. These options will become fully vested on the first anniversary of the grant date.

Each option granted under the 2005 Plan has a maximum term of seven years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. If an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.

On June 28, 2007, Messrs. Benhamou, Bleier, Breyer, Jaech, Klein and Ms. Raina were each granted an option to purchase 45,000 shares of Common Stock at an exercise price of $8.14 per share, and 100% of the shares subject to such options will vest on June 28, 2008.

2007 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of the Named Executive Officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2007, the last business day of the 2007 fiscal year, and (2) the price per share of RealNetworks’ common stock was $6.09, which was the closing market price on December 31, 2007.

		Before Change in	After Change in
		Control	Control
		Termination	Termination
		Without Cause or	Without Cause or	Voluntary			Change-in-
Name	Benefit	Good Reason	Good Reason(1)	Termination	Death	Disability	Control(2)

Robert Glaser	Severance	—	—	—	—	—	—
	Bonus	—	—	—	$354,200	$354,200	$354,200
	Stock Option	—	—	—	—	—	—
	Vesting Acceleration
Michael Eggers	Severance	—	—	$132,500	—	—	—
	Bonus	$—	$29,813	—	$29,813	$29,813	$29,813
	Stock Option and Restricted Stock Unit Vesting Acceleration	$2,077	$70,746	—	$70,746	—	$70,746
John Giamatteo	Severance	$190,000	$190,000	$190,000	—	—	—
	Bonus	$—	$426,300	—	$426,300	$426,300	$426,300
	Stock Option and Restricted Stock Unit Vesting Acceleration	—	$382,500	—	$382,500	—	$382,500
Robert Kimball	Severance	—	—	$150,000	—	—	—
	Bonus	$750,000	$768,225	—	$768,225	$768,225	$768,225
	Stock Option and Restricted Stock Unit Vesting Acceleration	$17,885	$140,169	—	$140,169	—	$140,169
Daniel Sheeran	Severance	—	—	$155,000	—	—	—
	Bonus	$—	$18,833	—	$18,833	$18,833	$18,833
	Stock Option and Restricted Stock Unit Vesting Acceleration	$13,950	$54,750	—	$54,750	—	$54,750

(1)	Assumes outstanding options and restricted stock units are substituted or assumed by a successor entity upon a change of control, and that acceleration of vesting occurs upon the termination of the employment of the Named Executive Officer. Also assumes that discretionary bonuses and cash incentive compensation earned under the 2007 MBO Plan are paid.

(2)	Assumes outstanding options and restricted stock units are not substituted or assumed by a successor entity upon a change of control, and that vesting of outstanding awards is fully accelerated upon a change of control. Also assumes that the Named Executive Officer is employed by the successor entity on the payment date with respect to performance-based cash incentive and discretionary cash bonus compensation earned in 2007 but not paid on or before December 31, 2007.

Severance Payments

It is the policy of RealNetworks to request the Named Executive Officers, excluding Mr. Glaser, to provide a notice period of six months prior to voluntarily terminating their employment with RealNetworks for the purpose of transitioning responsibilities. In the event a Named Executive Officer provides six months’ notice prior to voluntarily terminating his employment, he will receive a severance payment equal to six months of such executive’s annual base salary, even if RealNetworks does not require the continued services of the Named Executive Officer for all or part of such six month notice period. In the event a Named Executive Officer provides notice of less than six months prior to voluntarily terminating his employment, he will receive a severance payment equal to the number of months’ notice provided, up to a maximum severance payment equal to six months of the executive’s annual base salary, even if RealNetworks does not require the continued services of the Named Executive Officer for all or part of such notice period. Severance payments are made following the last day worked by a Named Executive Officer. Severance amounts shown in the above table under the caption “Voluntary Termination” assume that each Named Executive Officer, other than Mr. Glaser, has provided six months’ notice prior to voluntarily terminating his employment on December 31, 2007.

•	Mr. Giamatteo. In the event RealNetworks terminates the employment of Mr. Giamatteo without cause, RealNetworks will provide Mr. Giamatteo with six months’ notice, or it will pay Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period. Additionally, if RealNetworks terminates the employment of Mr. Giamatteo without cause and Mr. Glaser is not RealNetworks’ Chief Executive Officer at the time of such termination, RealNetworks will provide Mr. Giamatteo with an additional six months’ notice or it will pay Mr. Giamatteo his then-current base salary in lieu of notice through any remaining portion of the notice period. Amounts shown in the above table for Mr. Giamatteo under the captions “Before Change in Control — Termination Without Cause or for Good Reason” and “After Change in Control — Termination Without Cause or for Good Reason” assume that RealNetworks has provided Mr. Giamatteo with six months’ notice prior to terminating the employment of Mr. Giamatteo without cause on December 31, 2007, and that Mr. Glaser is serving as the Chief Executive Officer of RealNetworks on such date.

Bonus Payments

If the employment of a Named Executive Officer other than Mr. Glaser had terminated on December 31, 2007 under any of the circumstances described in the above table other than voluntary termination, such Named Executive Officer would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2007 but not paid as of December 31, 2007. In addition, if Mr. Kimball had resigned his position as a result of a material change in his job responsibilities, the relocation of his primary workplace by more than 15 miles, or the acquisition of RealNetworks by a third party, he would have been entitled to receive remaining payments in the aggregate amount of $750,000 under the Kimball Agreement on his last day of employment. In the case of death or disability, Mr. Kimball or his heirs would have been entitled to receive all remaining payments under the Kimball agreement within 30 days.

Acceleration of Vesting of Equity Awards

Termination by RealNetworks Other than for Cause.  If RealNetworks terminates the employment of a Named Executive Officer for any reason other than for cause, and any of such Named Executive Officer’s outstanding stock options or restricted stock units are not fully vested, the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commenced or the last anniversary thereof, expressed in full months, provided that the Named Executive Officer executes and delivers a settlement agreement and release satisfactory to RealNetworks on or before the date of such termination.

Death of Executive Officer.  If the employment of a Named Executive Officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date, but not later than the expiration date of such stock options or restricted stock units.

Change in Control.  If stock options or restricted stock units granted to a Named Executive Officer under the RealNetworks, Inc. 2005 Stock Incentive Plan are continued, assumed, converted or substituted for on substantially the same terms and conditions immediately following a change in control and within 24 months after such change in control the executive officer’s employment is terminated by RealNetworks or its successor without cause or by the executive officer for good reason, all of the shares subject to the stock options or restricted stock units will be vested immediately, and such stock options may be exercised at any time within 24 months following such termination, but not later than the expiration date of the stock options. In addition, if such stock options or restricted stock units are not continued, assumed, converted or substituted for immediately following the change in control, all of the shares subject to the stock options or restricted stock units will vest immediately upon the change in control, and such stock options may be exercised at any time within 12 months thereafter.

In addition, stock options granted to a Named Executive Officer under the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated, and the RealNetworks, Inc. 2000 Stock Option Plan, as amended (the “Plans”) will become exercisable in full in respect of the aggregate number of shares covered thereby in the event of a change of control of RealNetworks as further described in this proxy statement under the caption “Change of Control Arrangements.” The administrator of the Plans may, in its discretion, determine that outstanding options issued under the Plans will not become exercisable on an accelerated basis in connection with a change of control if the Board of Directors of RealNetworks or the surviving or acquiring corporation, as the case may be, has taken action to provide for (a) the substitution of outstanding options granted under the Plans for equitable options in the surviving or acquiring corporation, (b) the assumption of such options by the surviving or acquiring corporation, or (c) the cash payment to each holder of an option of such amount as the plan administrator shall determine represents the then value of such options.

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks management is aware will be disclosed to the Audit Committee. At least annually, RealNetworks management will elicit information from RealNetworks’ executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chairman of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Under a voting agreement (the “Voting Agreement”) entered into in September 1997 among RealNetworks, Accel IV, L.P. (“Accel IV”), Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the Voting Agreement terminate with respect to shares transferred by the parties when such shares are transferred. The Voting Agreement terminates on the death of Mr. Glaser.

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of Common Stock.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2008, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the accounts of RealNetworks since 1994. KPMG LLP performed audit services in connection with the examination of the consolidated financial statements of RealNetworks for its fiscal year ended December 31, 2007. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2006 and 2007

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of the Company’s annual financial statements for 2006 and 2007, and fees billed for other services rendered by KPMG LLP.

	2006	2007

Audit Fees(1)	$1,637,429	$2,300,682
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$1,637,429	$2,300,682

(1)	Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2006 and 2007, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2006 and 2007 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory audits for subsidiaries of RealNetworks.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by RealNetworks’ independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KPMG LLP for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2006 and 2007, the Audit Committee approved all fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Annual Independence Discussions

The Audit Committee has determined that the provision by KPMG LLP of non-audit services to RealNetworks is compatible with KPMG LLP maintaining its independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2007, and the notes thereto.

Review with Management

The Audit Committee has reviewed and discussed RealNetworks’ audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with KPMG LLP, RealNetworks’ independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of RealNetworks’ financial statements.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from RealNetworks and its related entities) and has discussed with KPMG LLP its independence from RealNetworks.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to RealNetworks’ Board of Directors that RealNetworks’ audited consolidated financial statements be included in RealNetworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee of the Board of Directors

Eric A. Benhamou, Chairman
Jeremy Jaech
Kalpana Raina

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kimball
Senior Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary

May 5, 2008
Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2007 FISCAL
YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS
AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:
INVESTOR RELATIONS DEPARTMENT
REALNETWORKS, INC.
P.O. BOX 91123
SEATTLE, WASHINGTON 98111-9223

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of RealNetworks, Inc., a Washington corporation (the “Company”), hereby appoints Robert Glaser and Robert Kimball, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of common stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held June 3, 2008, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
     The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.
(Continued and to be marked, signed and dated on the reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your RealNetworks shareholder account online.
Access your RealNetworks, Inc. shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for RealNetworks, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time.
****TRY IT OUT****
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Please Mark Here FOR Address Change or Comments	☐
SEE REVERSE SIDE
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION
IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

1. ELECTION OF DIRECTOR

Class 2 Director Nominee:	FOR	WITHHELD

01 Jonathan Klein	☐	☐
2. Ratification of KPMG LLP as independent registered public accounting firm.

FOR	AGAINST	ABSTAIN

☐	☐	☐
3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, OR AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Dated:	, 2008

Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. When shares are held by joint tenants, both should sign. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM
Eastern Time the day prior to the annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/rnwk		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement on the Internet at:
http://www.proxydocs.com/rnwk